Exhibit 99.1

Cypress Energy Partners, L.P. Announces Second Quarter Results

TULSA, Oklahoma.--(BUSINESS WIRE)—August 11, 2016

Cypress Energy Partners, L.P. (NYSE:CELP) today reported:

●	Cash Distribution of $4.8 million to Unit Holders maintained at $0.406413 per unit, approximately 5% above the target minimum quarterly distribution of $0.3875 per unit.
●

Our GP and sponsor continued temporary financial support with relief of the quarterly $1.0 million administrative fee paid pursuant to our omnibus agreement consistent with first quarter of 2016, as well as additional temporary support of $2.0 million in expense reimbursements to support the coverage of the current distribution level.

●	Completion of additional $500 thousand in annual cost reductions above the $5.0 million in annual reductions disclosed in May.
●	$23.6 million of cash on hand as of June 30, 2016.
●	3.33x leverage ratio per loan covenants compared to facility limit of 4.0x.

Peter C. Boylan III, CELP’s Chairman, and Chief Executive Officer stated, “Today we announced our second quarter 2016 operating performance, and that we maintained and will pay tomorrow our distribution at a rate of $0.406413 per unit, consistent with the same distribution per unit the last seven quarters, despite the continued challenging environment in the energy industry. The second quarter’s performance was essentially flat compared to our first quarter and all segments continued to grow at a weaker rate than we had previously expected. Fortunately, CELP’s businesses do not require substantial capital expenditures and we again finished the quarter with a solid balance sheet and approximately $24 million of cash. Approximately 50% of our limited partner units remain in subordination and therefore protect common unitholders who have the right to receive available cash up to the minimum quarterly distribution first before the subordinated unitholders would receive any cash distribution. The subordination period will expire, at the earliest, upon payment of the distribution for the period ending December 31, 2016.”

Mr. Boylan continued, “Our sponsor, Cypress Energy Holdings, LLC (“CEH”), and its affiliates who control our general partner are aligned with our common unitholders, with an approximate 65% ownership interest in CELP. As a result of this alignment, CEH has again stepped forward in support of the unitholders with temporary relief of the administrative fee paid to CEH pursuant to the Omnibus Agreement, which would have charged $1.0 million to CELP this quarter absent the relief, as well as contributing $2.0 million in cash to the MLP to reimburse for certain expenditures. Consistent with the Omnibus Agreement relief provided last quarter, this additional temporary relief from the sponsor did not require any additional consideration from CELP. Some form of temporary relief will likely continue until the end of 2016 or such earlier time that our business results improve, as determined by CEH. CEH is not committing to support CELP beyond 2016 if the energy downturn continues and if CELP’s fundamental performance does not improve the board will re-evaluate the current distribution policy.”

Mr. Boylan continued, “As discussed in May, we have taken steps to reduce our cost structure and protect liquidity during this continued downturn which totaled approximately $5 million in annual cost savings. These actions contributed to sequential improvement in the last month of the second quarter and should continue to impact future periods. In July, based upon a continued evaluation of our Water and Environmental Services segment we temporarily shut down one additional facility, made plans to temporarily close another facility, and spent approximately $0.2 million on enhancing the automation capabilities of the remaining facilities. This automation investment should drive an additional $0.5 million of annual cost out of this segment primarily through labor and staffing reductions. I would also like to thank our dedicated employees for their hard work, sacrifices, and completing another quarter with excellent safety.”

In conclusion Mr. Boylan commented, “Pipeline inspection and integrity services are federally mandated essential services to protect our nation’s critical energy infrastructure which now represent approximately 97% of our revenue. Additional state regulations like those contemplated in California are generally additive to the federal rules. The new proposed DOT PHMSA and California rules should materially benefit our business if enacted. Our team continues to focus on organic growth opportunities with our customer relationships, as well as acquisitions. We continue to win new customers and business that will benefit us in coming periods. We also continue to look at a number of acquisition opportunities and CEH is prepared to assist CELP in acquiring attractive assets that may be bigger than what CELP can currently afford on its own with plans to offer those assets to CELP as drop down opportunities over time. CELP is not currently evaluating any opportunities that would require material dilutive equity issuances.”

Second Quarter:

●

Revenue of $72.3 million for the three months ended June 30, 2016 compared with $91.0 million in the same period of 2015 as a result of fewer inspectors, and project delays or cancellations. Results were essentially flat to the $73.5 million for the three months ended March 31, 2016.

●

Gross margin of $7.4 million or 10.2% for the three months ended June 30, 2016 compared to $10.8 million or 11.8% in the same period a year ago and $7.8 million or 10.6% for the three months ended March 31, 2016.

●

We recorded an asset impairment charge of $2.1 million related to the carrying value of a saltwater disposal facility in North Dakota. We also recorded a goodwill impairment charge of $8.4 million related to our Integrity Services segment.

●

Net loss of $11.6 million for the three months ended June 30, 2016 (which includes impairments of $10.5 million), compared to net income of $1.9 million for the three months ended June 30, 2015. Current period results also include $0.3 million in severance and termination costs associated with the cost savings measures executed in May 2016. Net loss was $1.4 million for the three months ended March 31, 2016.

●

Net loss attributable to CELP limited partners of $4.0 million for the three months ended June 30, 2016 (which includes impairments of $6.4 million), compared to net income of $2.1 million for the same period of 2015 and a net loss of $26 thousand for the three months ended March 31, 2016.

●

Adjusted EBITDA of $3.2 million for the three months ended June 30, 2016 (including non-controlling interests and amounts attributable to our general partner) compared to $5.4 million for the same period of 2015. Adjusted EBITDA attributable to limited partners of $5.5 million for the three months ended June 30, 2016, compared to adjusted EBITDA attributable to limited partners of $5.3 million for the same period of 2015. Adjusted EBITDA and adjusted EBITDA attributable to limited partners were $3.1 million and $3.2 million respectively for the period ended March 31, 2016.

●	Distributable Cash Flow of $3.5 million for the three months ended June 30, 2016 compared to $3.5 million for the same period of 2015 and $1.8 million for the three months ended March 31, 2016.
●

A common unit coverage ratio of 1.45x and a coverage ratio of 0.73x compared to the Q1 2016 coverage ratio of 0.38x. The improvement in common unit coverage is largely driven by the additional $2.0 million of sponsor financial support.

●

A leverage ratio of approximately 3.33x compared to a 4.0x covenant limit and an interest coverage ratio of 3.80x compared to a 3.0x covenant requirement on June 30, 2016 pursuant to the terms of our credit facilities.

Year To Date:

●	Revenue of $145.8 million for the six months ended June 30, 2016, down 21.2% from the same period in the prior year.
●	Net loss of $13.0 million for the six months ended June 30, 2016 (which includes impairments of $10.5 million), compared to net income of $4.7 million for the six months ended June 30, 2015.
●

Net loss attributable to limited partners of $4.1 million for the six months ended June 30, 2016 (which includes impairments of $6.4 million), compared to net income of $4.8 million for the same period in the prior year.

●	Net cash provided by operating activities of $11.7 million for the six months ended June 30, 2016, compared to $20.7 million for the same period in the prior year.
●

Adjusted EBITDA of $6.3 million for the six months ended June 30, 2016 (including non-controlling interests and amounts attributable to our general partner), compared to $11.0 million for the same period in the prior year down 42.5%.

●	Adjusted EBITDA attributable to limited partners of $8.7 million for the six months ended June 30, 2016, compared to $10.4 million for the same period in the prior year down 15.8%.
●	Distributable Cash Flow of $5.3 million for the six months ended June 30, 2016, down 32.4% from the same period in the prior year.

Highlights include:

●	We averaged 1,134 inspectors per week for the second quarter of 2016 compared to 1,367 in the same period of 2015 and 1,130 in the first quarter of 2016.
●

We disposed 3.3 million barrels of saltwater at an average revenue per barrel of $0.66 for the second quarter of 2016, compared with disposing 5.2 million barrels of saltwater at an average revenue per barrel of $0.77 for the second quarter of 2015 and 3.7 million barrels of saltwater at an average revenue per barrel of $0.68 for the first quarter of 2016.

●	Maintenance capital expenditures for the three months ended June 30, 2016 were $51 thousand, reflecting the limited maintenance capital expenditures required to operate our businesses.
●

Our expansion capital expenditures during the second quarter of $91 thousand were related to our continued expansions in Pipeline Integrity services to purchase new NDE technology to serve a new investment-grade client.

Looking forward:

●

California is also now proposing new additional rules and requirements regarding inspection of energy infrastructure. Gas pipeline safety regulations proposed by the U.S. Department of Transportation's Pipeline and Hazardous Materials Safety Administration (PHMSA) included a 550 page notice of proposed rulemaking to revise the pipeline safety regulations for onshore gas transmission and gathering pipelines. Essentially, the proposal would broaden the scope of monitoring, testing and repairing pipes as well as the types of assets subject to protocols. In addition to expanding the coverage to gathering pipelines, PHMSA is also proposing to delete the “grandfather clause” and require all gas transmission pipelines constructed before 1970 be subjected to a hydrostatic spike pressure test. Currently, pipes built before 1970 are exempted from certain pipeline safety regulations (e.g. a requirement to pressure test the pipeline / verify its integrity to establish maximum allowable operating pressure (MAOP)). This could involve a significant increase in testing as approximately 60% of total U.S. natural gas pipelines were installed before 1970, according to a study commissioned by The INGAA Foundation, Inc. Additionally, PHMSA would like to expand protocols to include pipelines located in areas of medium population density or Moderate Consequence Area (MCAs). If passed, this would likely require integrity management, material documentation verification as well as MAOP verification for pipes in these areas. PHMSA estimates that approximately 41,000 miles of MCA pipe would require an assessment within 15 years under this proposed rule.

●

To date, we have seen some growth in our average inspector headcounts from the averages experienced in the second quarter of 2016 with the latest July average headcounts at 1,228. We have also seen some growth in technician headcounts in our non-destructive examination service offering which provides stronger margins than our typical inspection business and we also have seen growth in our inline inspection service offering. We also continue to renew several sizeable existing contracts and are bidding on some major new contracts.

●

During the second quarter, approximately 95% of total water volumes came from produced water, and piped water represented approximately 44% of total water volumes. When commodity prices improve and drilling activity increases, we expect to have significant operating leverage with our cost structure and minimal maintenance capital expenditure requirements as volumes increase. We have 534 drilled and uncompleted wells (“DUC’s”) within a 15 mile radius of our facilities comprised of 392 in North Dakota and 142 in the Permian. As prices improve, we expect to benefit from the completion of these DUC’s.

●

We continue to work collaboratively with our customers to help them address the downturn in commodity prices and their need to reduce operating expenses until prices recover. We also continue to carefully evaluate market pricing on a facility-by-facility basis. In response to these conditions we temporarily shut in one additional facility in Q2, and another in Q3 and have deployed additional automation technology at each of our remaining facilities. These steps along with other steps taken to right-size our costs related to the Water & Environmental Services business should lead to approximately $0.5 million of additional savings on an annualized basis above the $1.0 million in previously announced savings in this segment.

●

Our Integrity Services business Q2 2016 results continued to be soft through mid-June with project start date delays and toward the end of June we saw a material uptick in activity and utilization in this segment. We have also lowered our bid margins to support our customers and meet the competition. Our backlog remains solid going into Q3 and we continue to bid on a substantial amount of work.

●

Our general partner also continues to support substantial costs associated with the new ERP implementation that should benefit CELP with additional cost efficiencies as the project is completed by year end. We have completed the implementation of the new financial system, payroll system, and are in the final stages of completing the HRIS time and attendance capture capabilities.

●

We continue to evaluate a number of acquisition opportunities including some very large transformational opportunities that would need to initially occur at CEH with the expectation that they would be offered to CELP in the future as a drop-down opportunity.

CELP will file its quarterly report on Form 10-Q for the three months ended June 30, 2016 with the Securities and Exchange Commission later today. CELP will also post a copy of the Form 10-Q on its website at www.cypressenergy.com.

CELP will host an earnings call on Friday, August 12, 2016, at 11:00am EDT (10:00am CDT) to discuss its second quarter 2016 financial results. Analysts, investors, and other interested parties may access the conference call by dialing Toll-Free (US & Canada): (888) 567-1602 or International Dial-In (Toll): (862) 255-5346. An archived audio replay of the call will be available on the investor section of our website at www.cypressenergy.com beginning at 10:00am EDT (9:00am CDT) on August 16, 2016.

Non-GAAP Measures:

CELP defines Adjusted EBITDA as net income (loss), plus interest expense, depreciation and amortization expenses, income tax expenses, impairments, offering costs, non-cash allocated expenses and equity based compensation. CELP defines Adjusted EBITDA attributable to limited partners as net income (loss) attributable to limited partners, plus interest expense attributable to limited partners, depreciation, amortization and accretion attributable to limited partners, impairments, income tax expense attributable to limited partners and equity based compensation attributable to limited partners. CELP defines Distributable Cash Flow as Adjusted EBITDA attributable to limited partners excluding cash interest paid, cash income taxes paid and maintenance capital expenditures. These are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess our operating performance as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure; the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; our ability to incur and service debt and fund capital expenditures; and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. The GAAP measures most directly comparable to Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow are net income (loss) and cash flow from operating activities, respectively.  These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow should not be considered an alternative to net income, income before income taxes, net income attributable to limited partners, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity or the ability to service debt obligations. CELP believes that the presentation of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. CELP uses Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow as a supplemental financial measure to both manage our business and assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships, as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because adjusted EBITDA, adjusted EBITDA attributable to limited partners and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may not be comparable to a similarly titled measure of other companies, thereby diminishing their utility. Reconciliations of (i) Adjusted EBITDA to net income, (ii) Adjusted EBITDA attributable to limited partners and Distributable Cash Flow to net income attributable to limited partners and (iii) Adjusted EBITDA to net cash provided by operating activities are shown below.

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While CELP believes its expectations as reflected in the forward-looking statements are reasonable, CELP can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a growth-oriented master limited partnership that provides midstream services including pipeline inspection, integrity and hydrostatic testing services to energy, E&P, public utility companies and midstream companies and their vendors throughout the U.S. and Canada. Cypress also provides saltwater disposal and other water and environmental services to U.S. energy E&P companies and their vendors in North Dakota in the Williston Basin, and West Texas in the Permian Basin. In all three of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations and reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

Contact:	Cypress Energy Partners, L.P. Les Austin, 918-748-3907 Chief Financial Officer les@cypressenergy.com

CYPRESS ENERGY PARTNERS, L.P.

Unaudited Condensed Consolidated Balance Sheets

As of June 30, 2016 and December 31, 2015

(in thousands, except unit data)

	June 30,	December 31,
	2016	2015
		(as adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$23,616	$24,150
Trade accounts receivable, net	46,519	48,265
Prepaid expenses and other	1,416	2,329
Total current assets	71,551	74,744
Property and equipment:
Property and equipment, at cost	21,954	23,706
Less: Accumulated depreciation	6,459	5,369
Total property and equipment, net	15,495	18,337
Intangible assets, net	31,124	32,486
Goodwill	56,951	65,273
Other assets	8	42
Total assets	$175,129	$190,882

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$1,797	$2,205
Accounts payable - affiliates	843	913
Accrued payroll and other	13,867	7,095
Income taxes payable	32	350
Total current liabilities	16,539	10,563
Long-term debt	135,411	139,129
Deferred tax liabilities	345	371
Asset retirement obligations	117	117
Total liabilities	152,412	150,180

Owners' equity:
Partners’ capital:
Common units (5,939,108 and 5,920,467 units outstanding at June 30, 2016 and December 31, 2015, respectively)	(6,210)	253
Subordinated units (5,913,000 units outstanding at June 30, 2016 and December 31, 2015)	52,381	59,143
General partner	(25,876)	(25,876)
Accumulated other comprehensive loss	(2,205)	(2,791)
Total partners' capital	18,090	30,729
Non-controlling interests	4,627	9,973
Total owners' equity	22,717	40,702
Total liabilities and owners' equity	$175,129	$190,882

CYPRESS ENERGY PARTNERS, L.P.

Unaudited Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2016 and 2015

(in thousands, except unit and per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues	$72,311	$90,953	$145,785	$185,019
Costs of services	64,946	80,190	130,660	163,707
Gross margin	7,365	10,763	15,125	21,312

Operating costs and expense:
General and administrative	5,560	6,067	11,749	11,329
Depreciation, amortization and accretion	1,246	1,374	2,471	2,632
Impairments	10,530	-	10,530	-
Operating income (loss)	(9,971)	3,322	(9,625)	7,351

Other income (expense):
Interest expense, net	(1,619)	(1,440)	(3,237)	(2,447)
Other, net	24	55	47	63
Net income (loss) before income tax expense	(11,566)	1,937	(12,815)	4,967
Income tax expense	50	78	162	282
Net income (loss)	(11,616)	1,859	(12,977)	4,685

Net income (loss) attributable to non-controlling interests	(4,612)	(77)	(4,979)	90
Net income (loss) attributable to partners / controlling interests	(7,004)	1,936	(7,998)	4,595

Net (loss) attributable to general partner	(2,967)	(183)	(3,935)	(183)
Net income (loss) attributable to limited partners	$(4,037)	$2,119	$(4,063)	$4,778

Net income attributable to limited partners allocated to:
Common unitholders	$(2,021)	$1,060	$(2,034)	$2,390
Subordinated unitholders	(2,016)	1,059	(2,029)	2,388
	$(4,037)	$2,119	$(4,063)	$4,778

Net income per common limited partner unit:
Basic	$(0.34)	$0.18	$(0.34)	$0.40
Diluted	$(0.34)	$0.18	$(0.34)	$0.40

Net income per subordinated limited partner unit - basic and diluted	$(0.34)	$0.18	$(0.34)	$0.40

Weighted average common units outstanding
Basic	5,929,735	5,918,258	5,926,451	5,916,717
Diluted	5,929,735	5,987,550	5,926,451	5,980,479

Weighted average subordinated units outstanding - basic and diluted	5,913,000	5,913,000	5,913,000	5,913,000

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)

Net income (loss)	$(11,616)	$1,859	$(12,977)	$4,685
Add:
Interest expense	1,619	1,440	3,237	2,447
Depreciation, amortization and accretion	1,474	1,514	2,907	2,829
Impairments	10,530	-	10,530	-
Income tax expense	50	78	162	282
Non-cash allocated expenses	967	183	1,935	183
Equity based compensation	190	321	507	532
Adjusted EBITDA	$3,214	$5,395	$6,301	$10,958

Reconciliation of Net Income (Loss) Attributable to Limited Partners to Adjusted EBITDA and Distributable Cash Flow Attributable to Limited Partners

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)

Net income (loss) attributable to limited partners	$(4,037)	$2,119	$(4,063)	$4,778
Add:
Interest expense attributable to limited partners	1,557	1,402	3,113	2,204
Depreciation, amortization and accretion attributable to limited partners	1,321	1,419	2,615	2,612
Impairments attributable to limited partners	6,409	-	6,409	-
Income tax expense attributable to limited partners	51	78	152	245
Equity based compensation attributable to limited partners	190	321	507	532
Adjusted EBITDA attributable to limited partners	$5,491	$5,339	$8,733	$10,371

Less:
Cash interest paid, cash taxes paid and maintenance capital expenditures attributable to limited partners	1,990	1,796	3,387	2,458
Distributable cash flow attributable to limited partners	$3,501	$3,543	$5,346	$7,913

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Six Months Ended June 30,
	2016	2015
	(in thousands)

Cash flows provided by operating activities	$11,750	$20,696
Changes in trade accounts receivable, net	(1,746)	(4,150)
Changes in prepaid expenses and other	(913)	(1,122)
Changes in accounts payable and accrued liabilities	(6,206)	(7,224)
Change in income taxes payable	318	279
Equity earnings in investee company	30	48
Distributions from investee company	(63)	-
Interest expense (excluding non-cash interest)	2,955	2,176
Income tax expense (excluding deferred tax benefit)	174	254
Other	2	1
Adjusted EBITDA	$6,301	$10,958

Operating Data
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2016	2015	2016	2015

Total barrels of saltwater disposed (in thousands)	3,283	5,168	6,980	9,787
Average revenue per barrel	$0.66	$0.77	$0.67	$0.84
Water and environmental services gross margins	44.2%	56.3%	49.8%	58.2%
Average number of inspectors	1,134	1,367	1,132	1,415
Average revenue per inspector per week	$4,586	$4,699	$4,564	$4,737
Pipeline inspection services gross margins	9.2%	9.4%	9.0%	9.1%
Average number of field personnel	21	36	24	36
Average revenue per field personnel per week	$9,326	$11,087	$10,904	$11,087
Pipeline integrity services gross margins	6.6%	19.7%	10.2%	19.7%
Maintenance capital expenditures (in thousands)	$51	$215	$150	$362
Expansion capital expenditures (in thousands)	$91	$185	$396	$891
Distributions (in thousands)	$4,817	$4,809	$9,629	$9,617
Common unit coverage ratio	1.45x	1.47x	1.11x	1.64x
Coverage ratio	0.73x	0.74x	0.56x	0.82x